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                                                                Exhibit (11)(d)


                      CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in Post-Effective Amendment No. 44 to the Registration Statement of Armada Funds on Form N-1A (File No. 33-488) of our report dated July 26, 1996, on our audit of the financial statements and financial highlights of the Inventor Funds, Inc. comprising respectively, Pennsylvania Municipal Fund and GNMA Fund (collectively the "Predecessor Funds"), which report is included in the Annual Report to Shareholders for the year ended April 30, 1996 and the period ended May 31, 1996. We also consent to the reference to our Firm under the caption "Financial Highlights" in the Prospectuses and "Auditors" in the Statements of Additional Information.


/s/ PricewaterhouseCoopers LLP

2400 Eleven Penn Center
Philadelphia, PA  19103
September 18, 1998